As filed with the Securities and Exchange Commission on June 23, 2011
Registration No. 333-148333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
______________________

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
______________________
NORTHERN OIL & GAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	95-3848122 (I.R.S. Employer Identification No.)
315 Manitoba Avenue, Suite 200 Wayzata, Minnesota (Address of Principal Executive Offices)	55391 (Zip Code)
Northern Oil and Gas, Inc. Incentive Stock Option Plan
(Full Title of the Plan)

Michael L. Reger Chief Executive Officer 315 Manitoba Avenue, Suite 200 Wayzata, Minnesota 55391 (Name and Address of Agent for Service)
Telephone number, including area code, of agent for service: (952) 476-9800

Copies to:
W. Morgan Burns
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota  55402-3901
(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                   Accelerated filer ☒                                Non-accelerated filer ☐                                        Smaller reporting company ☐

EXPLANATORY NOTE

The Registrant is filing this Post-Effective Amendment No. 2 to Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 26, 2007 (Registration Statement No. 333-148333) (the “Prior Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), thereby registered for offer or sale pursuant to the Northern Oil and Gas, Inc. Incentive Stock Option Plan (the “2006 Plan”). The Registrant registered a total of 2,020,000 shares of Common Stock under the Prior Registration Statement.

On April 26, 2011, the board of directors of the Registrant determined to retire the 2006 Plan. No future awards will be made under the 2006 Plan. As of June 23, 2011, 340,000 shares (the “Unused Shares”) of Common Stock remained available for future grants under the 2006 Plan and 265,963 shares remained available for issuance upon the exercise of outstanding stock options previously awarded under the 2006 Plan.  The Unused Shares are hereby deregistered under the Prior Registration Statement.

Additional shares under the 2006 Plan may become available in the future due to the expiration, forfeiture, termination or cash settlement of outstanding awards under the 2006 Plan. From time to time, the Registrant may file additional post-effective amendments to the Prior Registration Statement to deregister such shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayzata, State of Minnesota, on June 20, 2011.

Northern Oil and Gas, Inc.

By:           /s/ Michael L. Reger
Name:      Michael L. Reger
Title:        Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ Michael L. Reger	Chief Executive Officer and Director	June 20, 2011
Michael L. Reger

/s/ Chad D. Winter	Chief Financial Officer	June 20, 2011
Chad D. Winter

/s/ Ryan R. Gilbertson	Director	June 20, 2011
Ryan R. Gilbertson

/s/ Loren J. O’Toole	Director	June 20, 2011
Loren J. O’Toole

/s/ Carter Stewart	Director	June 20, 2011
Carter Stewart

/s/ Jack King	Director	June 20, 2011
Jack King

/s/ Robert Grabb	Director	June 20, 2011
Robert Grabb

/s/ Lisa Bromiley Meier	Director	June 20, 2011
Lisa Bromiley Meier